Exhibit 11.2

INSIDER TRADING POLICY	INXCOMP15 VERSION 2.1

Section 1 Purpose.

(1)	INX Limited (together with its subsidiaries and related entities, “INX” or the “Company” or “we”) and its directors, officers, managers, employees, exclusive contractors and others are subject to legal restrictions relating to the treatment of undisclosed material information. In particular, trading or recommending or encouraging others to trade securities while in possession of undisclosed material information, or informing others of undisclosed material information, may be a violation of securities, corporate and criminal laws (the “Applicable Laws”).

(2)	The policies, procedures and guidelines (collectively, the “policies”) set out in this Insider Trading Policy (the “Policy”) have been developed to protect INX and those to whom this Policy applies, and, in certain respects, may go beyond the requirements of Applicable Laws.

(3)	It is essential that everyone understands and complies with this Policy. If you are ever unsure of whether or not you are permitted to trade in INX’s securities or the securities of another public company, please contact INX’s General Counsel or Chief Compliance Officer before you act.

(4)	Certain terms used in this Policy have very specific meanings and are explained further in Appendix A to this Policy.

Section 2 Scope.

(1)	This Policy applies to all directors and officers of INX, and other comparable fiduciaries of INX’s subsidiaries and related entities, and to all employees, advisors, consultants and contractors of INX who receive or have access to undisclosed material information.

(2)	While the restrictions set out in this Policy do not generally apply to your spouse, partner or other family members who are not themselves directors, officers or employees of INX, you should be particularly sensitive to ensuring that they do not, intentionally or unintentionally, gain access to undisclosed material information about INX. The trading restrictions in this Policy and under Applicable Laws, as well as the potential consequences for violation, will apply to your spouse, partner or other family members if they gain access to undisclosed material information. Further, it may be difficult to prove a negative, i.e., that the spouse, partner or family member did not have access to information that was material and not public at the time of the trade.

(3)	This Policy also applies to all trading in any securities of INX, including any of INX’s ordinary shares, INX Tokens, securities convertible or exchangeable into ordinary shares, or other securities of INX, debt instruments, puts, calls, options, warrants and any other rights or obligations to purchase or sell securities of INX. It also applies to derivative securities relating to INX’s securities, whether or not issued by INX, including any security, the market price of which varies materially with the market price of the securities of INX. Any reference in this Policy to “trade,” “trading,” “securities,” or other similar terms when used in reference to INX shares has such broader meaning.

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(4)	It is important to understand that this Policy applies to all shares that you beneficially own and/or over which you have direct or indirect control or direction, which includes securities owned by others (such as family members) where you direct or influence their investment decisions.

Section 3 What is ‘material information’?

(1)	“Material information” means, when used in relation to INX securities issued or proposed to be issued, a fact that would reasonably be expected to have a significant effect on the market price or value of INX’s securities. Material information also includes information that a reasonable investor would consider to be important in reaching an investment decision. Either positive or negative information may be material.

(2)	A “material change” means (i) a change in the business, operations or capital of INX that would reasonably be expected to have a significant effect on the market price or value of INX’s securities, or (ii) a decision to implement such a change made by (A) the directors of INX, or (B) senior management of INX who believe that confirmation of the decision by the directors is probable. As used in this Policy, “material information” includes material changes.

(3)	It is not possible to define all categories of material information; however, some examples of information (not intended to be an exhaustive list or a substitute for the exercise of judgment in making materiality determinations) that could be considered to be material include:

(a)	operating and financial results;

(b)	financial projections;

(c)	business plans, strategies, or negotiations;

(d)	proposed mergers, acquisitions or joint ventures involving INX or divestitures of significant assets or a subsidiary by INX;

(e)	changes in share ownership that may affect control of INX;

(f)	Board of Directors or senior management major changes;

(g)	public or private sales of INX’s securities;

(h)	proposed or pending material financings;

(i)	events of default under financing or other agreements;

(j)	Impending bankruptcy or financial liquidity problems;

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(k)	material transactions involving directors, officers or principal shareholders of INX;

(l)	Large contracts in a pending status or in discussion;

(m)	labor disputes or disputes with important manufacturers, suppliers or joint venture partners;

(n)	changes in INX’s auditors;

(o)	Future earnings or losses;

(p)	pending or threatened litigation;

(q)	decisions or recommendations regarding dividend payments or policies, or other modifications to the rights of INX’s securityholders; and

(r)	changes in capital or corporate structure.

Section 4 What is ‘undisclosed material information’?

Material information that has not yet been generally disclosed to the public is referred to as “undisclosed material information”. Material information about INX should be considered non-public or undisclosed unless there is certainty it has been publicly discussed. As a general rule, in order for material information to be considered “generally disclosed” to the public, it must be published and widely disseminated by way of a press release or included in a public filing, in accordance with applicable securities laws and stock exchange rules (making it generally available to investors) and sufficient time must have elapsed in order for the market to react to the information. Generally, this means two (2) full trading days, unless otherwise advised by a member of the senior management of the Company that the sufficient period is longer or shorter. The term “trading day” means a day on which the stock exchange(s) or trading platforms on which the applicable INX security is traded are open for trading.

Section 5 Insider trading and tipping restrictions.

(1)	Persons in a “special relationship” with INX. You may come into possession of material information about INX or other companies in the normal course of your work (such as news about financial results, financings, major projects, significant management changes, etc.) prior to the public disclosure of such information. Under Applicable Laws, significant shareholders, directors, officers, employees, contractors and consultants of INX, among others, may be considered to be in a “special relationship” with INX and, as a result, subject to the prohibitions against insider trading, tipping and recommending described below. The concept of a special relationship with a public company is defined very broadly and extends to any person or company who falls within one of the categories summarized in Appendix A. Importantly, it also captures a potentially infinite chain of persons who receive undisclosed material information about INX from any person who is in a special relationship with INX.

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(2)	No trading on undisclosed material information.

(a)	It is illegal and strictly prohibited by this Policy to directly or indirectly engage in any transaction involving a purchase or sale of INX’s securities at any time when you have knowledge of undisclosed material information. To do so would be “insider trading”.

(b)	You may, from time to time, have to forgo a proposed transaction in INX’s securities even if you planned to complete the transaction before learning of the undisclosed material information. Questions about whether material information is public or has been “generally disclosed”, or has ceased to be material, should be directed as designated by this Policy as indicated below.

(3)	No “tipping” or “recommending”.

(a)	It is illegal and strictly prohibited by this Policy to disclose, other than in the necessary course of business, undisclosed material information relating to INX to any other person (such as, but not limited to, family members, neighbors, friends, acquaintances, investment professionals, financial planners, family companies or family trusts), or to make recommendations or encourage, other than in the necessary course of business, the purchase or sale of INX’s securities on the basis of undisclosed material information. To do so would be “tipping”.

(b)	The question of whether a particular disclosure is being made in the “necessary course of business” is a mixed question of law and fact that must be determined on a case-by-case basis. For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media is a form of “tipping” and will not be considered to be in the necessary course of business. Generally, you should refrain from making such disclosure unless you have been specifically authorized to make public disclosure.

Section 6 Restrictions on short selling and other speculative trading.

(1)	Investing in INX securities provides an opportunity to share in INX’s future growth and, accordingly, you are encouraged to make investments in INX for the long term. We strongly discourage active or speculative trading involving INX’s securities based on short-term fluctuations in the price of the securities or other market conditions. As a general guideline, you should acquire INX’s securities only if you intend to hold the securities for a period of at least six months.

(2)	While long term investing is encouraged for all those to whom this Policy applies, directors and executive officers are also prohibited from purchasing financial instruments (such as prepaid variable forward contracts, equity swaps or collars) designed to hedge or offset a decrease in the market value of INX securities.

Section 7 Trading blackouts.

(1)	A “Blackout Period” is a time before and after a significant event wherein an insider may not buy or sell INX securities without violating this Policy.

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(2)	The period beginning at the end of each quarter and ending two trading days following the date of public disclosure of the financial results for that quarter (or fiscal year) is particularly sensitive, as directors, and certain officers and other employees may often possess undisclosed material information about the expected financial results for the quarter and year end. Accordingly, to ensure compliance with this Policy and Applicable Laws, all Restricted Persons must refrain from any trading activities involving INX shares during Blackout Periods, as well as the followings:

(3)	INX may from time to time impose additional non-scheduled Blackout Periods on account of the existence of or potential for undisclosed material information. In such event, Restricted Persons will be advised of the start and end of the non-scheduled Blackout Period, during which time they are prohibited from trading in INX’s securities, as well as from disclosing to others the facts giving rise to or the existence of a non-scheduled Blackout Period.

(4)	Even in the absence of a Blackout Period, any person possessing undisclosed material information about INX should not engage in any transactions in INX’s securities until after two (2) trading days have elapsed from the public disclosure of such information.

(5)	For the purposes of this policy, “Restricted Persons” include all “reporting insiders” (as discussed below) and all other officers or employees who are specifically designated as Restricted Persons for the purposes of this Policy from time to time.

Section 8 Pre-clearance of trades. Before initiating any trade in INX’s securities, any Restricted Person must obtain pre-clearance from INX’s General Counsel or Chief Compliance Officer, whether or not a Blackout Period is in effect. Each proposed transaction will be evaluated to determine if it raises potential insider trading, other concerns under Applicable Laws. Clearance of a transaction is only valid for a two (2) business day period, unless earlier revoked. If the transaction order is not completed within that two (2) business day period, approval of the proposed transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting the approval.

Section 9 Insider reporting requirements.

(1)	Under Applicable Laws, certain “insiders” of INX may be required to comply with insider reporting requirements and to report their activities in respect of INX securities. Such “insiders” may include directors of INX, as well as certain executive officers and other employees who have routine access to undisclosed material information and the ability, directly or indirectly, to exercise influence over the business, operations, affairs, capital or development of INX. Designation as a reporting insider may change over time.

(2)	Reporting insiders (not INX) are personally and legally responsible for ensuring the accurate and timely disclosure of their trading activities at the times and in the manner required by Applicable Laws. Reporting insiders who file their own reports are asked to promptly provide a copy to INX’s General Counsel or Chief Compliance Officer so that INX’s records may be updated.

(3)	Consequences of contravening insider reporting requirements include the imposition of late filing fees, being identified as a late filer on public databases maintained by securities regulators, the issuance of cease trade orders or, in appropriate circumstances, enforcement proceedings.

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Section 10 Trading in securities of other companies.

(1)	This Policy is not restricted to information affecting INX and its securities. You may obtain material information about other companies in the course of your work for INX. As such, this Policy and the guidelines set out herein also apply to undisclosed material information about other companies or entities with which we do business, including but not limited to joint venture partners, service providers, customers (including companies seeking to list securities or cryptocurrencies on INX’s trading platforms), partners, vendors and suppliers of INX, as well as potential take-over bid, merger or acquisition candidates (collectively, “business counterparties”), when that information is obtained in the course of employment with or providing services to or on behalf of INX.

(2)	Criminal and civil penalties, and termination of your relationship with INX, may result from trading in the securities of, or tipping in relation to, any business counterparty when in possession of undisclosed material information about that business counterparty. Undisclosed material information about INX’s business counterparties should be treated in the same way and with the same care as information related directly to INX.

Section 11 Policy awareness and consequences for violation.

(1)	Copies of this Policy and any amendments made to it from time to time will be made available either directly or by posting the Policy on INX’s internal and external websites.

(2)	You will be required to certify your understanding of and intent to comply with this Policy and may be required to certify compliance on an annual basis.

(3)	Insider trading or tipping are serious offenses and the consequences can be severe. Those who violate this Policy will be subject to disciplinary action by INX, including possible termination of their relationship with INX. This is in addition to facing significant fines and penalties and/or imprisonment as Insider trading violations are heavily pursued by the various Regulators including, the Securities and Exchange Commission and the U.S. Attorney Offices and are punished. Under Applicable Laws, penalties for violations of insider trading laws currently include fines, disgorgement of profits or imprisonment for up to 20 years.

(4)	Insiders may also be liable for improper transactions by any person to whom they have disclosed undisclosed material information regarding INX or to whom they have made recommendations or expressed opinions on the basis of such information. Large penalties have been imposed even when the disclosing person did not profit from the trading.

Section 12 Review of the Policy and Waivers.

(1)	This Policy will be reviewed periodically, and at least annually, by the Chief Compliance Officer of INX to ensure that it continues to comply with Applicable Laws and good corporate governance practices.

(2)	INX may, from time to time, permit departures from this Policy, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to shareholders of INX or other liability whatsoever to any other person.

Questions. If you have questions about general insider trading matters or your responsibilities under this Policy, please contact INX’s General Counsel or Chief Compliance Officer.

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APPENDIX A

PERSONS IN A SPECIAL RELATIONSHIP WITH INX

Under Applicable Laws, persons in a “special relationship” with INX include:

(i)	all directors, officers, employees and exclusive contractors of INX;

(j)	all directors, officers, employees and exclusive contractors of any subsidiary of INX;

(k)	any person or company who beneficially owns, controls or directs more than 10% of the common shares of INX;

(l)	every director or officer of a company referred to in (c) and every director, officer or employee of any company that holds more than 50% of the common shares of INX;

(m)	a person or company that is: (i) considering or evaluating whether or proposing to make a takeover bid for the shares of INX; or (ii) considering or evaluating whether or proposing to become a party to a reorganization, amalgamation, merger, arrangement, or other business combination with INX; or (iii) considering or evaluating whether or proposing to acquire a substantial portion of INX property; (each of (i), (ii), or (iii) is herein referred to as a “Merger Partner”), and every director, officer or employee of a Merger Partner and any person who beneficially owns, controls or directs more than 10% of the voting shares of the Merger Partner;

(n)	a person or company (for example, consultants, advisers, contractors) that is engaging in or considering or evaluating whether or proposing to engage in any business or professional activity with or on behalf of INX or a Merger Partner, and every director, officer or employee thereof;

(o)	a person or company that learns of undisclosed material information while the person or company was any of the persons or companies described in (a) through (f) above; and

(p)	a person or company that learns of undisclosed material information with respect to INX (a “tippee”) from any other person or company in a special relationship with INX (a “tipper”) where the tippee knows or ought reasonably to have known that the tipper is in a special relationship with INX. This includes a “tippee” who is tipped by a previous “tippee”. The significance of clause (h) is that it creates an indefinite chain so that any person who either trades on or discloses undisclosed material information acquired directly or indirectly from someone “on the inside” will be subject to the criminal and/or civil liabilities described in this Trading Policy.

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ACKNOWLEDGEMENT OF RECEIPT AND CERTIFICATION OF COMPLIANCE

I acknowledge that I have read and understand the INX Insider Trading Policy. I further acknowledge that it is a condition of my relationship with INX and affiliated entities to comply with these policies and I will do so. I am aware that my failure to comply with any of the provisions in this Policy may lead to a termination of my relationship with INX, up to and including termination of employment (for employees and contractors) with INX and/or its affiliated entities.

Name: _________________________________________

Signature: ______________________________________

Date: ______________________________________

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